Exhibit 99.1

NEWS RELEASE

NASDAQ REPORTS FIRST QUARTER 2021 RESULTS;

DELIVERS 21% INCREASE IN REVENUE COMPARED TO PRIOR YEAR

•

First quarter 2021 net revenues[1] were $851 million, an increase of 21% over the first quarter of 2020. Compared to the prior year period, Solutions segments[2] revenues increased 22% while Market Services revenues increased 20%.

•	Annualized Recurring Revenue (ARR)[3] was $1,760 million in the first quarter of 2021, an increase of 21% from the prior year period.

•

First quarter 2021 GAAP diluted earnings per share of $1.78 increased 46% compared to $1.22 in the first quarter of 2020. First quarter 2021 non-GAAP[4] diluted earnings per share of $1.96 increased 31% from $1.50 in the first quarter of 2020.

•	Nasdaq advanced its strategic positioning by completing the acquisition of Verafin, establishing the company as a leading anti-financial crime technology provider.

•	Also in the first quarter of 2021, Nasdaq agreed to sell its U.S. Fixed Income business, which will allow the company to concentrate resources on its technology, analytics and ESG opportunities.

•

The company is announcing a 10% increase to the quarterly dividend, to $0.54 per share, and returned $243 million of cash to investors in the first quarter of 2021, including $162 million in share repurchases.

NEW YORK, April 21, 2021 - Nasdaq, Inc. (Nasdaq: NDAQ) today reported financial results for the first quarter of 2021.

First quarter 2021 net revenues were $851 million, an increase of $150 million, or 21%, from $701 million in the prior year period. Net revenues reflected a $118 million, or 17%, positive impact from organic growth, an $18 million increase from the impact of favorable changes in FX rates and a $14 million increase from the inclusion of revenues from acquisitions.

“I am pleased with how our team delivered for clients against an incredibly dynamic capital markets backdrop, reflecting record trading and listing results as well as strong growth across our Solutions segments,” said Adena Friedman, President and CEO, Nasdaq. “We continue to execute against key secular growth opportunities, as illustrated by strong momentum in our institutional investor analytics solutions, as well as by the broad-based growth in total company ARR compared to the prior year period. We are also making fundamental progress in Nasdaq’s strategic repositioning this year, with the close of the Verafin acquisition, and the consequent expansion of our addressable market and long-term performance potential.”

GAAP operating expenses were $486 million in the first quarter of 2021, an increase of $60 million from $426 million in the first quarter of 2020. The increase of $60 million primarily relates to an $18 million increase from acquisitions and a $15 million increase from changes in FX rates. In addition, the increase reflects higher compensation and benefits expense, higher merger and strategic initiatives expense, and higher depreciation and amortization expense, partially offset by lower general, administrative and other expense. The lower general, administrative and other expense primarily reflects bond refinancing costs that were incurred in the first quarter of 2020, higher charitable donations made to COVID-19 response and relief efforts in the first quarter of 2020 and reduced corporate travel expenses.

Non-GAAP operating expenses were $393 million in the first quarter of 2021, an increase of $57 million, or 17%, compared to the first quarter of 2020. This increase reflects a $24 million, or 7%, organic increase over the prior year period, an $18 million increase from acquisitions and a $15 million increase from changes in FX rates. The organic increase was primarily driven by higher performance-linked compensation expenses.

“I am incredibly excited to become Nasdaq’s CFO at such an interesting time, in particular to have the opportunity to support our evolution as a technology and analytics provider,” said Ann Dennison, Executive Vice President and Chief Financial Officer, Nasdaq. “During the first quarter, we completed the Verafin acquisition, which we financed at attractive interest rates. In addition, we reached an agreement to divest our U.S. Fixed Income business and announced an increase to our existing share repurchase program authorization to, over time, neutralize the impact of the divestiture on our EPS.”

On a GAAP basis, net income in the first quarter of 2021 was $298 million, an increase of 47% compared to $203 million in the first quarter of 2020. GAAP diluted EPS was $1.78, an increase of 46% compared $1.22 in the first quarter of 2020.

On a non-GAAP basis, net income in the first quarter of 2021 was $327 million, an increase of 30% compared to $251 million in the first quarter of 2020. Non-GAAP diluted EPS totaled $1.96, an increase of 31% from $1.50 in the first quarter of 2020.

As of March 31, 2021, the company had cash and cash equivalents of $774 million and total debt of $5,890 million, resulting in net debt of $5,116 million. This compares to total debt of $5,541 million and net debt of $2,796 million at December 31, 2020. The increase in net debt reflects closing the acquisition of Verafin. As of March 31, 2021, there was $248 million remaining under the board authorized share repurchase program (excluding the additional $1 billion authorized subject to the closing of the divestiture of our U.S. Fixed Income business and the resulting share issuance upon the consummation of that transaction).

UPDATING 2021 NON-GAAP EXPENSE AND TAX GUIDANCE5

The company is updating its 2021 non-GAAP operating expense guidance to a range of $1,570 to $1,620 million. Nasdaq expects its 2021 non-GAAP tax rate to be in the range of 25% to 27%.

BUSINESS HIGHLIGHTS

Market Services - Net revenues were a record $338 million in the first quarter of 2021, an increase of $57 million, or 20%, compared to the first quarter of 2020.

Equity Derivative Trading and Clearing—Net revenues increased $12 million, or 13%, in the first quarter of 2021 compared to the first quarter of 2020. The increase primarily reflects higher U.S. industry trading volumes, partially offset by a lower U.S. net capture rate.

Cash Equity Trading - Net revenues increased $35 million, or 36%, in the first quarter of 2021 compared to the first quarter of 2020. The increase primarily reflects higher U.S. industry trading volumes, net capture rates, and the impact from changes in FX rates, partially offset by lower U.S. market share.

Fixed Income and Commodities Trading and Clearing - Net revenues increased $2 million, or 12%, in the first quarter of 2021 compared to the first quarter of 2020, primarily due to the impact from changes in FX rates.

Trade Management Services - Revenues increased $8 million, or 11%, in the first quarter of 2021 compared to the first quarter of 2020, primarily due to increased demand for connectivity services.

Corporate Platforms - Revenues were $155 million in the first quarter of 2021, up $27 million, or 21%, compared to the first quarter of 2020.

Listing Services - Revenues increased $23 million, or 31%, in the first quarter of 2021 compared to the first quarter of 2020. The increase was primarily driven by higher U.S. listing revenues due to an increase in the overall number of listed companies and higher Nasdaq Private Market revenues.

IR & ESG Services - Revenues increased $4 million, or 8%, in the first quarter of 2021 compared to the first quarter of 2020, primarily due to an increase in both IR and ESG advisory services revenues.

Investment Intelligence - Revenues were $258 million in the first quarter of 2021, up $47 million, or 22%, compared to the first quarter of 2020.

Market Data - Revenues increased $11 million, or 11%, in the first quarter of 2021 compared to the first quarter of 2020. The increase reflects organic growth in proprietary data products from new sales, including continued expansion geographically and an increase in shared tape plan revenues.

Index—Revenues increased $29 million, or 40%, in the first quarter of 2021 compared to the first quarter of 2020. The increase was primarily driven by higher licensing revenues from higher average assets under management (AUM) in exchange traded products (ETPs) linked to Nasdaq indexes and higher licensing revenues from futures trading linked to the Nasdaq-100 Index.

Analytics—Revenues increased $7 million, or 17%, in the first quarter of 2021 compared to the first quarter of 2020, primarily due to growth in eVestment and Solovis clients.

Market Technology - Revenues were $100 million in the first quarter of 2021, up $19 million, or 23% compared to the first quarter of 2020.

Marketplace Infrastructure Technology—Revenues increased $2 million, or 4%, in the first quarter of 2021 compared to the first quarter of 2020, primary due to the impact from changes in FX rates.

Anti Financial Crime Technology—Revenues increased $17 million, or 59%, in the first quarter of 2021 compared to the first quarter of 2020. The increase is due to continued growth in surveillance solutions, the inclusion of revenues from our acquisition of Verafin and the impact from changes in FX rates.

CORPORATE HIGHLIGHTS

•

Nasdaq accelerates the company’s evolution as a leading SaaS technology provider of anti-financial crime solutions by completing the acquisition of Verafin. In February 2021, Nasdaq completed the acquisition of Verafin, an industry pioneer in anti-financial crime technology solutions. The acquisition strengthens Nasdaq’s existing regulatory and anti-financial crime solutions, while expanding Verafin’s reach to serve a global ecosystem of Tier-1 and Tier-2 banks and broker-dealers.

•

ETP assets under management tracking Nasdaq indexes and derivative product volume tracking Nasdaq indexes each set new quarterly records. Overall AUM in ETPs benchmarked to Nasdaq’s proprietary indexes totaled $385 billion as of March 31, 2021, an increase of 87% compared to March 31, 2020. Additionally, the number of futures and options on futures contracts tracking Nasdaq indexes set a quarterly record with 105 million contracts traded, an increase of 31% from 80 million in the first quarter of 2020. There are 17 products tracking Nasdaq indexes which launched in the first quarter of 2021, including 13 outside of the U.S.

•

Nasdaq’s analytics business led by eVestment and Solovis delivered strong retention and sales growth during the first quarter of 2021. The eVestment and Solovis analytics businesses continue to see increased growth, not only due to increased number of users, but also in both new sales and retention compared to the prior year period. On a sequential basis, new sales were up 23% from the fourth quarter of 2020, reflecting both a rebound in institutional investment industry demand following some temporary contraction in 2020, as well as increasing realization of synergies across the suite of solutions. These synergies helped to drive 28 new accounts to Solovis in the first quarter of 2021.

•

The Nasdaq Stock Market led U.S. exchanges for IPOs during the first quarter of 2021. The Nasdaq Stock Market led U.S. exchanges with a 69% total IPO win rate, including a 77% win rate among operating companies[6] and a 66% win rate among special purpose acquisition companies. In the first quarter of 2021, The Nasdaq Stock Market welcomed 275 IPOs representing $74 billion in capital raised, including 79 operating company IPOs such as Bumble, Qualtrics, Affirm, Playtika and Petco, as well as 196 IPOs from special purpose acquisition companies.

•

Nasdaq’s Market Services segment sets new quarterly trading volume records in U.S. options and U.S. equities in the first quarter of 2021. In the first quarter of 2021, Nasdaq’s U.S. options market set a quarterly record of 892 million contracts traded, an increase of 57% year over year. Additionally, Nasdaq led all exchanges during the period in total volume traded for options inclusive of both multiply-listed equity options and index options products. Nasdaq’s U.S. equities markets set a quarterly record of 153 billion shares traded, an increase of 20% year over year.

•

Nasdaq agrees to sell its U.S. Fixed Income business to Tradeweb Markets. Nasdaq’s decision to sell its U.S. Fixed Income business aligns with its corporate strategy to concentrate its resources and capital to maximize its potential as a major technology and analytics provider to the global capital markets. The transaction is expected to close later in 2021 subject to satisfaction of customary closing conditions, including the receipt of required regulatory approvals.

[1]	Represents revenues less transaction-based expenses.
[2]	Constitutes revenues from Market Technology, Investment Intelligence and Corporate Platforms segments.
[3]

Annualized Recurring Revenue (ARR) for a given period is the annualized revenue derived from subscription contracts with a defined contract value. This excludes contracts that are not recurring, are one-time in nature or where the contract value fluctuates based on defined metrics. ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR does not have any standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.

[4]	Refer to our reconciliations of U.S. GAAP to non-GAAP net income, diluted earnings per share, operating income and operating expenses, included in the attached schedules.
[5]

U.S. GAAP operating expense and tax rate guidance are not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

[6]	Operating companies exclude special purpose acquisition companies and when a special purpose acquisition company completes an acquisition.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a global technology company serving the capital markets and other industries. Our diverse offering of data, analytics, software and services enables clients to optimize and execute their business vision with confidence. To learn more about the company, technology solutions and career opportunities, visit us on LinkedIn, on Twitter @Nasdaq, or at www.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with U.S. GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income, and non-GAAP operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income and non-GAAP operating expenses to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our ongoing operating performance.

Foreign exchange impact: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, total shareholder returns, growth, trading volumes, products and services, ability to transition to new business models, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions, divestitures and other strategic, restructuring, technology, de-leveraging and capital allocation initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, the impact of the COVID-19 pandemic on our business, operations, results of operations, financial condition, workforce or the operations or decisions of our customers, suppliers or business partners, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

WEBSITE DISCLOSURE

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations.

Media Relations Contact:

Will Briganti

+1.646.964.8169

william.briganti@nasdaq.com

Investor Relations Contact:

Ed Ditmire, CFA

+1.212.401.8737

ed.ditmire@nasdaq.com

Nasdaq, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Revenues:
Market Services	$1,139	$966	$933
Transaction-based expenses:
Transaction rebates	(654)	(503)	(479)
Brokerage, clearance and exchange fees	(147)	(172)	(173)

Total Market Services revenues less transaction-based expenses	338	291	281
Corporate Platforms	155	144	128
Investment Intelligence	258	247	211
Market Technology	100	106	81

Revenues less transaction-based expenses	851	788	701

Operating Expenses:
Compensation and benefits	239	205	195
Professional and contract services	27	40	27
Computer operations and data communications	44	42	35
Occupancy	28	26	25
General, administrative and other	13	43	61
Marketing and advertising	10	19	9
Depreciation and amortization	63	53	48
Regulatory	7	8	7
Merger and strategic initiatives	45	22	7
Restructuring charges	10	12	12

Total operating expenses	486	470	426

Operating income	365	318	275
Interest income	1	—	2
Interest expense	(29)	(24)	(26)
Other income	1	—	5
Net income (loss) from unconsolidated investees	57	(27)	17

Income before income taxes	395	267	273
Income tax provision	97	43	70

Net income attributable to Nasdaq	$298	$224	$203

Per share information:
Basic earnings per share	$1.81	$1.36	$1.23

Diluted earnings per share	$1.78	$1.34	$1.22

Cash dividends declared per common share	$0.49	$0.49	$0.47

Weighted-average common shares outstanding for earnings per share:
Basic	164.7	164.5	164.9
Diluted	167.1	167.3	166.8

Nasdaq, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing revenues	$422	$357	$285
Transaction-based expenses:
Transaction rebates	(296)	(243)	(172)
Brokerage, clearance and exchange fees	(20)	(22)	(19)

Total net equity derivative trading and clearing revenues	106	92	94
Cash Equity Trading revenues	617	514	558
Transaction-based expenses:
Transaction rebates	(358)	(259)	(307)
Brokerage, clearance and exchange fees	(126)	(150)	(153)

Total net cash equity trading revenues	133	105	98
Fixed Income and Commodities Trading and Clearing revenues	20	17	18
Transaction-based expenses:
Transaction rebates	—	(1)	—
Brokerage, clearance and exchange fees	(1)	—	(1)

Total net fixed income and commodities trading and clearing revenues	19	16	17
Trade Management Services revenues	80	78	72

Total Net Market Services revenues	338	291	281

CORPORATE PLATFORMS REVENUES
Listings Services revenues	98	88	75
IR & ESG Services revenues	57	56	53

Total Corporate Platforms revenues	155	144	128

INVESTMENT INTELLIGENCE REVENUES
Market Data revenues	108	104	97
Index revenues	102	97	73
Analytics revenues	48	46	41

Total Investment Intelligence revenues	258	247	211

MARKET TECHNOLOGY REVENUES
Marketplace Infrastructure Technology revenues	54	71	52
Anti Financial Crime Technology revenues	46	35	29

Total Market Technology revenues	100	106	81

REVENUES LESS TRANSACTION-BASED EXPENSES	$851	$788	$701

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	March 31,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$774	$2,745
Restricted cash and cash equivalents	38	37
Financial investments	215	195
Receivables, net	574	566
Default funds and margin deposits	3,737	3,942
Other current assets	316	175

Total current assets	5,654	7,660
Property and equipment, net	482	475
Goodwill	8,508	6,850
Intangible assets, net	2,967	2,255
Operating lease assets	396	381
Other non-current assets	483	358

Total assets	$18,490	$17,979

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$183	$175
Section 31 fees payable to SEC	131	224
Accrued personnel costs	174	227
Deferred revenue	519	235
Other current liabilities	377	121
Default funds and margin deposits	3,737	3,942
Short-term debt	435	—

Total current liabilities	5,556	4,924
Long-term debt	5,455	5,541
Deferred tax liabilities, net	542	502
Operating lease liabilities	406	389
Other non-current liabilities	197	187

Total liabilities	12,156	11,543

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	2,405	2,547
Common stock in treasury, at cost	(415)	(376)
Accumulated other comprehensive loss	(1,505)	(1,368)
Retained earnings	5,845	5,628

Total Nasdaq stockholders’ equity	6,332	6,433
Noncontrolling interests	2	3

Total equity	6,334	6,436

Total liabilities and equity	$18,490	$17,979

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
U.S. GAAP net income attributable to Nasdaq	$298	$224	$203
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	36	26	25
Merger and strategic initiatives expense (2)	45	22	7
Restructuring charges (3)	10	12	12
Net (income) loss from unconsolidated investees (4)	(57)	27	(16)
Extinguishment of debt (5)	—	—	36
Charitable donations (5)	—	—	5
Other	2	4	—

Total non-GAAP adjustments	36	91	69
Non-GAAP adjustment to the income tax provision (6)	(7)	(44)	(18)
Excess tax benefits related to employee share-based compensation	—	(3)	(3)

Total non-GAAP adjustments, net of tax	29	44	48

Non-GAAP net income attributable to Nasdaq	$327	$268	$251

U.S. GAAP diluted earnings per share	$1.78	$1.34	$1.22
Total adjustments from non-GAAP net income above	0.18	0.26	0.28

Non-GAAP diluted earnings per share	$1.96	$1.60	$1.50

Weighted-average diluted common shares outstanding for earnings per share:	167.1	167.3	166.8

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

We initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represent a fundamental shift in our strategy and technology as well as executive re-alignment and will be excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. The restructuring charges primarily consisted of third party consulting costs and non-cash items such as asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life.

(4)

Primarily represents the earnings and losses recognized from our equity interest in the Options Clearing Corporation, or OCC. We will continue to exclude the earnings and losses related to our share of OCC’s earnings for purposes of calculating non-GAAP measures as our income on this investment may vary significantly compared to prior years. This will provide a more meaningful analysis of Nasdaq’s ongoing operating performance or comparisons in Nasdaq’s performance between periods.

(5)

We have excluded certain other charges or gains that are the result of other non-comparable events to measure operating performance. These significant items primarily include donations to COVID-19 response and relief efforts and loss on extinguishment of debt for the three months ended March 31, 2020.

(6)

The non-GAAP adjustment to the income tax provision primarily includes the tax impact of each non-GAAP adjustment. In addition, for the three months ended December 31, 2020, we recorded a tax benefit related to favorable audit settlements and a release of tax reserves due to the expiration of the statute of limitations, partially offset with an increase to certain tax reserves related to certain tax filings.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
U.S. GAAP operating income	$365	$318	$275
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	36	26	25
Merger and strategic initiatives expense (2)	45	22	7
Restructuring charges (3)	10	12	12
Extinguishment of debt (4)	—	—	36
Charitable donations (4)	—	—	5
Other	2	4	5

Total non-GAAP adjustments	93	64	90

Non-GAAP operating income	$458	$382	$365

Revenues less transaction-based expenses	$851	$788	$701
U.S. GAAP operating margin (5)	43%	40%	39%
Non-GAAP operating margin (6)	54%	48%	52%

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

We initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represent a fundamental shift in our strategy and technology as well as executive re-alignment and will be excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. The restructuring charges primarily consisted of third party consulting costs and non-cash items such as asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life.

(4)

We have excluded certain other charges or gains that are the result of other non-comparable events to measure operating performance. These significant items primarily include donations to COVID-19 response and relief efforts and loss on extinguishment of debt for the three months ended March 31, 2020.

(5)	U.S. GAAP operating margin equals U.S. GAAP operating income divided by revenues less transaction-based expenses.
(6)	Non-GAAP operating margin equals non-GAAP operating income divided by revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
U.S. GAAP operating expenses	$486	$470	$426
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(36)	(26)	(25)
Merger and strategic initiatives expense (2)	(45)	(22)	(7)
Restructuring charges (3)	(10)	(12)	(12)
Extinguishment of debt (4)	—	—	(36)
Charitable donations (4)	—	—	(5)
Other	(2)	(4)	(5)

Total non-GAAP adjustments	(93)	(64)	(90)

Non-GAAP operating expenses	$393	$406	$336

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

We initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represent a fundamental shift in our strategy and technology as well as executive re-alignment and will be excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. The restructuring charges primarily consisted of third party consulting costs and non-cash items such as asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life.

(4)

We have excluded certain other charges or gains that are the result of other non-comparable events to measure operating performance. These significant items primarily include donations to COVID-19 response and relief efforts and loss on extinguishment of debt for the three months ended March 31, 2020.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Market Services
Equity Derivative Trading and Clearing
U.S. equity options
Total industry average daily volume (in millions)	40.1	30.6	25.3
Nasdaq PHLX matched market share	12.9%	13.5%	12.8%
The Nasdaq Options Market matched market share	7.9%	9.0%	10.6%
Nasdaq BX Options matched market share	0.7%	0.2%	0.2%
Nasdaq ISE Options matched market share	7.7%	7.6%	8.4%
Nasdaq GEMX Options matched market share	5.9%	6.4%	3.8%
Nasdaq MRX Options matched market share	1.4%	1.1%	0.3%

Total matched market share executed on Nasdaq’s exchanges	36.5%	37.8%	36.1%
Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts (1)	358,365	275,686	457,819
Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	14.7	10.5	11.0
Matched share volume (in billions)	152.6	115.4	126.8
The Nasdaq Stock Market matched market share	15.7%	15.9%	16.8%
Nasdaq BX matched market share	0.7%	0.7%	1.2%
Nasdaq PSX matched market share	0.7%	0.6%	0.6%

Total matched market share executed on Nasdaq’s exchanges	17.1%	17.2%	18.6%
Market share reported to the FINRA/Nasdaq Trade Reporting Facility	35.2%	33.7%	30.2%

Total market share (2)	52.3%	50.9%	48.8%
Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades executed on Nasdaq’s exchanges	1,093,684	961,924	1,021,963
Total average daily value of shares traded (in billions)	$7.0	$5.9	$6.4
Total market share executed on Nasdaq’s exchanges	78.5%	79.4%	77.1%
Fixed Income and Commodities Trading and Clearing
Fixed Income
U.S. fixed income volume ($ billions traded)	$2,494	$1,650	$2,067
Total average daily volume of Nasdaq Nordic and Nasdaq Baltic fixed income contracts	125,959	96,006	115,137
Commodities
Power contracts cleared (TWh) (3)	250	286	292
Corporate Platforms
Initial public offerings
The Nasdaq Stock Market (4)	275	142	27
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	24	24	7
Total new listings
The Nasdaq Stock Market (4)	319	199	56
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (5)	32	34	9
Number of listed companies
The Nasdaq Stock Market (6)	3,667	3,392	3,146
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (7)	1,090	1,071	1,039
Investment Intelligence
Number of licensed exchange traded products (ETPs)	349	339	325
ETP assets under management (AUM) tracking Nasdaq indexes (in billions)	$385	$359	$206
Market Technology
Order intake (in millions) (8)	$41	$37	$80
Annualized recurring revenues (in millions) (9)	$416	$283	$257

(1)	Includes Finnish option contracts traded on Eurex for which Nasdaq and Eurex have a revenue sharing arrangement.
(2)

Includes transactions executed on The Nasdaq Stock Market’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/Nasdaq Trade Reporting Facility.

(3)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(4)

New listings include IPOs, including issuers that switched from other listing venues, closed-end funds and separately listed ETPs. As of March 31, 2021, of the 275 IPOs, 196 were SPACs. As of December 31, 2020, of the 142 IPOs, 77 were SPACs. As of March 31, 2020, of the 27 IPOs, 7 were SPACs.

(5)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(6)	Number of total listings on The Nasdaq Stock Market at period end, including 410 ETPs as of March 31, 2021, 412 ETPs as of December 31, 2020, and 412 ETPs as of March 31, 2020.
(7)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(8)	Total contract value of orders signed during the period.
(9)

Annualized Recurring Revenue, or ARR, for a given period is the annualized revenue of active Market Technology support and SaaS subscription contracts. ARR is currently one of our key performance metrics to assess the health and trajectory of our recurring business. ARR does not have any standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.